Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208647 on Form S-8  of our report dated June 27, 2017, relating to the financial statements and financial statement schedules of CP 401(k) Savings Plan appearing in the Annual Report on Form 11-K of CP 401(k) Savings Plan for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 27, 2017